Exhibit 99.1

PRESS RELEASE

CYTODYN ANNOUNCES ENTRY INTO AGREEMENT WITH PROGENICS PHARMACEUTICALS, INC. TO ACQUIRE PRO 140

Lutz, Florida, July 30, 2012 – CytoDyn Inc. (the “Company”)(OTC QB:CYDY), a development stage biotechnology company focused on the development of new therapies for combating infection with immune deficiency virus and other antibody applications, announced today that the Company and Progenics Pharmaceuticals, Inc. (“Progenics”) have entered into an asset purchase agreement, effective as of July 25, 2012 (the “Agreement”), pursuant to which the Company intends to acquire from Progenics its proprietary humanized monoclonal antibody HIV viral-entry inhibitor drug candidate, PRO 140 (“PRO 140”).

“We believe that adding PRO 140 to our pipeline of potential anti-viral therapeutics along with Cytolin®, which we are already developing, will position the Company as one of the leading companies in the development of monoclonal antibody-based therapies for HIV/AIDS,” commented Gregory A. Gould, Chairman of the Board. “We intend to move forward with the necessary clinical trials to bring both of these potential treatments for HIV to market; and, if we are successful in the development of one or both of these therapies, this could lead to a paradigm shift in the treatment of HIV/AIDS with significant benefits for patients worldwide.”

The terms of the Agreement provide for an initial payment by the Company to Progenics in the amount of $3.5 million and subsequent milestone payments conditioned on the successful continued clinical development of PRO 140 and a royalty payment to Progenics based on net sales upon commercialization following final FDA approval. The closing of this transaction is currently expected to take place in the next 90 days, but is subject to the satisfaction of a number of closing conditions, including, among other matters: (i) Progenics having received all required authorizations, consents and approvals of government authorities; (ii) Progenics having entered into and delivered intellectual property assignments; (iii) the Company and Progenics having entered into a transition services agreement; (iv) the Company having obtained the financing and raising of capital it needs in order to consummate the transactions contemplated by the Agreement; and (v) the Company having completed and been satisfied with its continuing due diligence investigation of PRO 140.

Forward Looking Statements

The Press Release includes forward-looking statements and includes forward-looking information within the meaning of United States securities laws. These statements and this information represent the Company’s intentions, plans, expectations and beliefs, and are subject to risks, uncertainties and other factors, of which many are beyond the Company’s control. These factors could cause actual results to differ materially from such forward-looking statements or forward-looking information. The words “believe,” “estimate,” “expect,” “intend,” “attempt,” “anticipate,” “foresee,” “plan,” and similar expressions and variations thereof, identify certain of such forward-looking statements or forward-looking information, which speak only as of the date on which they are made. The Company disclaims any intention or obligation to publicly update or revise any forward-looking statements or forward-looking information, whether as a result of new information, future events or otherwise, except as required by applicable law. Readers are cautioned not to place undue reliance on these forward-looking statements or on this forward-looking information.

While it is impossible to identify or predict all such matters, these differences may result from, among other things, the inherent uncertainty of the timing and success of, and expense associated with, research, development, regulatory approval and commercialization of our products and product candidates, including the risks that clinical trials will not commence or proceed as planned; products appearing promising in early trials will not demonstrate efficacy or safety in larger-scale trials; future clinical trial data on our products and product candidates will be unfavorable; the Company’s products will not receive marketing approval from regulators or, if approved, do not gain sufficient market acceptance to justify development and commercialization costs; competing products currently on the market or in development might reduce the commercial potential of the Company’s products; the Company, its collaborators or others might identify side effects after the product is on the market; or efficacy or safety concerns regarding marketed products, whether or not originating from subsequent testing or other activities by the Company, governmental regulators, other entities or organizations or otherwise, and whether or not scientifically justified, may lead to product recalls, withdrawals of marketing approval, reformulation of the product, additional pre-clinical testing or clinical trials, changes in labeling of the product, the need for additional marketing applications, or other adverse events.

The Company is also subject to risks and uncertainties associated with the actions of its corporate, academic and other collaborators and government regulatory agencies, including risks from market forces and trends; potential product liability, intellectual property, litigation, environmental and other risks, the risk that the Company may not be able to enter into favorable collaboration or other relationships or that existing or future relationships may not proceed as planned, the risk that current and pending patent protection for the Company’s products may be invalid, unenforceable or challenged, or fail to provide adequate market exclusivity, and the uncertainty of the Company’s future profitability.

Risks and uncertainties also include general economic conditions, including the availability of capital; changes in generally accepted accounting principles; the impact of legislation and regulatory compliance; the highly regulated nature of the Company’s business, including government cost-containment initiatives and restrictions on third-party payments for the Company’s products; trade buying patterns; the competitive climate of the Company’s industry; and other factors set forth in the Company’s Annual Report on Form 10-K and other reports filed with the U.S. Securities and Exchange Commission. In particular, the Company cannot assure you that Cytolin® or CytoFeline™ will be commercially successful or be approved in the future in other formulations, indications or jurisdictions, or that any of the Company’s other programs will result in a commercial product.

For more information please contact:

Richard Trauger

Managing Director of Science

(760) 522-3869

For more information about Cytolin®, CytoFeline™ and the Company please go to www.cytodyn.com.